Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

"FAIRVIEW ENERGY CORPORATION, INC.", A NEVADA CORPORATION,

WITH AND INTO "FAIRVIEW ENERGY CORPORATION, INC." UNDER THE NAME OF "FAIRVIEW ENERGY CORPORATION, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE FOURTH DAY OF AUGUST, A.D. 2006, AT 5:44 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE
DELAWARE

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4195710 8100M

060735163

AUTHENTICATION: 4953780

DATE: 08-04-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:44 PM 08/04/2006
FILED 05:44 PM 08/04/2006
SRV 060735163 - 4195710 FILE
STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP
AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

FAIRVIEW ENERGY CORPORATION, INC., a Nevada Corporation

INTO

FAIRVIEW ENERGY CORPORATION, INC., a Delaware Corporation

Fairview Energy Corporation, Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST:  That it was organized pursuant to the provisions of the General Corporation Law of the State of Nevada, on the 29th day of July 2005.

SECOND:  That it owns 100% of the outstanding shares of the capital stock of Fairview Energy Corporation, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as “Fairview-DE”) on the 26th day of July 2006.

THIRD:  That its Board of Directors, by Unanimous Written Consent dated the 3rd day of August, 2006, determined to merge the corporation into said Fairview-DE, and did adopt the following resolutions:

RESOLVED, that this corporation, Fairview Energy Corporation, Inc., merges itself into Fairview-DE, which corporation Fairview-DE, assumes all of the obligations of Fairview Energy Corporation, Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of Fairview Energy Corporation, Inc. shall receive 1.084609 shares of the common stock of Fairview-DE in exchange for each share of common stock of Fairview Energy Corporation, Inc. and shall have no further claims of any kind or nature; and all of the common stock of Fairview-DE held by Fairview Energy Corporation, Inc. shall be surrendered and canceled.

FOURTH:  That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, Fairview Energy Corporation, Inc., by written consent in lieu of a meeting of the stockholders.

FIFTH: That the name of the surviving corporation shall be Fairview Energy Corporation, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 3rd day of August, 2006.

By:	/s/ Bruce Velestuk
Authorized Officer

Name:	Bruce Velestuk
Print or Type

Title:	President, CEO, Treasurer and Secretary